                                                                    EXHIBIT 23.1

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Household International, Inc.:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 relating to the offering of up to 40,000 Trust Preferred Securities of Household Capital Trust IV and Junior Subordinated Deferrable Interest Notes of Household International, Inc. to be filed with the Securities and Exchange Commission on or about February 27, 1998, of our report dated January 23, 1997, included in Household International, Inc.'s Form 10-K for the year ended December 31, 1996, and to all references to our Firm included in this registration statement.



                                                Arthur Andersen LLP

Chicago, Illinois
February 27, 1998